Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Ho Wah Genting Group Limited for the year ended December 31, 2017 of our report dated April 17, 2017 included in its Annual Report on Form 10-K (No. 333-199965) dated April 17, 2017 relating to the financial statements as of December 31, 2016 for the year ended December 31, 2016.

/s/ Centurion ZD CPA Limited

Hong Kong, China

April 17, 2018